June 27, 2003


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hallador Petroleum Company and, under the date of April 4, 2003, we reported on the financial statements of Hallador Petroleum Company as of and for the year ended December 31, 2002. On June 23, 2003, our appointment as principal accountants was terminated. We have read Hallador Petroleum Company's statements included under Item 4 of its Form 8-K dated June 27, 2003, and we agree with such statements.

Very truly yours,


KPMG LLP